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                                                                      EXHIBIT 23

                         UNITED BANCORP, INC. FORM 10-K





                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the prospectus constituting part of the Registration Statement on Form S-3 (Registration No. 333-01081) for United Bancorp, Inc., the 1995 Dividend Reinvestment Plan, of our report dated January 10, 2002 appearing in this annual report on Form 10-K of United Bancorp, Inc relating to the consolidated balance sheets of United Bancorp, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001.


                                             Crowe, Chizek and Company LLP


Columbus, Ohio
March 15, 2002